Exhibit 1A-15B

Yobi Ventures, LLC

LIMITED LIABILITY COMPANY AGREEMENT

This is an Agreement, entered into on February 22, 2016, by and among Yobi Ventures, LLC, a Delaware limited liability company (the “Company”) and Yobi Capital Fund Corporation, a Delaware corporation (“Yobi Fund”). Yobi Fund is also referred to in this Agreement as the “Member.”

Background

The Member owns all of the limited liability company interests of the Company and wishes to set forth its understandings concerning the ownership and operation of the Company in this Agreement, which it intends to be the limited liability company agreement of the Company within the meaning of 6 Del. C. 18-101(7).

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound, the parties hereby agree as follows:

1.         Continuation of Limited Liability Company. The Company has been formed in accordance with and pursuant to the Delaware Limited Liability Company Act (the “Act”) for the purpose set forth below. The rights and obligations of the members of the Company to one another and to third parties shall be governed by the Act except that, in accordance with 6 Del. C. 18-1101(b), conflicts between provisions of the Act and provisions in this Agreement shall be resolved in favor of the provisions in this Agreement except where the provisions of the Act may not be varied by contract as a matter of law.

2.         Name. The name of the Company shall be “Yobi Ventures, LLC” and all of its business shall be conducted under that name or such other name(s) as may be designated by the Manager.

3.         Business. The sole business and purpose of the Company is to act as a “funding portal” pursuant to Title III of the JOBS Act of 2012 and applicable SEC and FINRA rules and regulations and undertake all activities necessary in connection therewith, as directed by the Manager.

4.         Contributions. The Member shall make such contributions of money or property to the Company as it may determine in its sole discretion from time to time, but no member of the Company shall have any obligation to contribute capital to the Company. Without limitation, no member shall be required to restore any deficit in its capital account following the liquidation and dissolution of the Company.

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5.         Ownership. All of the limited liability company interests of the Company are currently owned by Member.

6.         Capital Accounts. A capital account shall be established and maintained for each member of the Company. Unless otherwise specifically provided herein, the capital accounts of members shall be adjusted and maintained in accordance with section 704 of the Internal Revenue Code (the “Code”) and the regulations thereunder (the “Regulations”).

7.         Allocations and Distributions. All items of income, loss, gain and deduction shall be allocated among the members of the Company in accordance with each member’s ownership interest, except where the Code or the Regulations require different allocations. All distributions from the Company shall be divided among the members of the Company in accordance with each member’s ownership interest.

8.         Management.

8.1.           Management by Manager. The business and affairs of the Company shall be directed, managed, and controlled by a single manager (the “Manager”).  Yobi Fund shall serve as the Manager(s) of the Company.

8.2.           Powers of Manager. The Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, to execute any contracts or other instruments on behalf of the Company, and to perform any and all other acts or activities customary or incidental to the management of the Company’s business.

8.3.           Examples of Manager’s Authority. Without limiting the grant of authority set forth in section 8.2, the Manager shall have the power to (i) admit new Members on such terms as the Manager may determine; (ii) enter into leases and any other contracts of any kind; (iii) incur indebtedness on behalf of the Company, whether to banks or other lenders; (iv) determine the timing and amount of distributions; (v) determine the information to be provided to the Members; (vi) grant liens and other encumbrances on the Company’s assets; (vii) file and settle lawsuits on behalf of the Company; (viii) change the Company’s business strategy; (ix) sell or otherwise dispose of all or substantially all of the Company’s business or assets, in the ordinary course of business or otherwise; (x) discontinue the business of the Company; and (xi) dissolve the Company.

8.4.           Resignation. A Manager may resign at any time by giving written notice to all of the Members. The resignation of a Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager shall not affect his rights as a Member and shall not constitute a withdrawal of a Member.

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8.5.           Replacement of Managers. In the event a Manager resigns or is removed, the Member shall appoint a replacement Manager.

8.6.           Standard of Care. The Manager shall conduct the Company’s business using its business judgment.

8.7.           Restrictions. Unless authorized by the Managers, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose.

8.8.           Officers. The Manager may, from time to time, designate one or more persons to serve as officers of the Company, with such titles, responsibilities, compensation, and terms of office as the Manager may designate. Any officer may be removed by the Manager with or without cause. The appointment of an officer shall not in itself create contract rights.

8.9.           Time Commitment. The Manager shall devote such time to the business and affairs of the Company as the Manager may determine in its sole and absolute discretion.

8.10.         Transactions with Manager and Affiliates. The Manager or its affiliates may be engaged to perform services on behalf of the Company provided that any compensation paid by the Company is (i) fair to the Company, (ii) consistent with the compensation that would be paid to unrelated third parties, and (iii) promptly disclosed to the Member.

9.         Other Rights of Members; Indemnification.

9.1.           Other Businesses. Each Member and Manager may engage in any business whatsoever, including a business that is competitive with the business of the Company, and the other Members shall have no interest in such businesses and no claims on account of such businesses, whether such claims arise under the doctrine of “corporate opportunity,” an alleged fiduciary obligation owed to the Company or its members, or otherwise.

9.2.           Exculpation and Indemnification.

9.2.1.           Exculpation.

a.         Covered Persons. As used in this section 9.2, the term “Covered Person” means the Manager and each officer and agent of the Company, acting within the scope of their authority.

b.         Standard of Care. No Covered Person shall be liable to the Company for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in the good-faith business judgment of such Covered Person, so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person.

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c.         Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements (including financial statements and information) of the following persons: (i) another Covered Person; (ii) any attorney, independent accountant, appraiser, or other expert or professional employed or engaged by or on behalf of the Company; or (iii) any other person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Covered Person reasonably believes to be within such other person’s professional or expert competence. The preceding sentence shall in no way limit any person's right to rely on information to the extent provided in the Act.

9.2.2.           Liabilities and Duties of Covered Persons.

a.         Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each Member and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

b.         Duties. Whenever a Covered Person is permitted or required to make a decision, the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law.

9.2.3.           Indemnification.

a.         In General. To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of any act or omission or alleged act or omission performed or omitted to be performed by such Covered Person on behalf of the Company in connection with the business of the Company; provided, that (i) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) such Covered Person's conduct did not constitute fraud or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person's conduct constituted fraud or willful misconduct.

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b.         Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this section 9.2.3; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this section 9.2.3, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

c.         Entitlement to Indemnity. The indemnification provided by this section 9.2.3 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this section 9.2.3 shall continue to afford protection to each Covered Person regardless whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this section 9.2.3 and shall inure to the benefit of the executors, administrators, and legal representative of such Covered Person.

d.         Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Manager may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

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e.         Funding of Indemnification Obligation. Any indemnification by the Company pursuant to this section 9.2.3 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnification obligation.

f.         Savings Clause. If this section 9.2.3 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this section 9.2.3 to the fullest extent permitted by any applicable portion of this section 9.2.3 that shall not have been invalidated and to the fullest extent permitted by applicable law.

9.2.4.           Amendment. The provisions of this section 9.2 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this section is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this section that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

9.2.5.           Survival. The provisions of this section 9.2 shall survive the dissolution, liquidation, winding up, and termination of the Company.

10.         Dissolution and Liquidation.

10.1.         Dissolution. Except as provided otherwise in this Agreement, the Company shall be dissolved upon the earlier to occur of (i) the determination of the Manager to dissolve the Company, or (ii) the entry of a judicial decree of dissolution. Dissolution shall be effective on the date of the event giving rise to the dissolution, but the Company shall not terminate until liquidation of the Company has been completed in accordance with the provisions of section 10.2.

10.2.         Liquidation.

10.2.1.         Generally. If the Company is dissolved, the Company’s assets shall be liquidated and no further business shall be conducted by the Company except for such action as shall be necessary to wind-up its affairs and distribute its assets to the Member pursuant to the provisions of this Article Ten. Upon such dissolution, the Manager shall have full authority to wind-up the affairs of the Company and to make final distribution as provided herein.

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10.2.2.         Distribution of Assets. After liquidation of the Company, the assets of the Company shall be distributed or applied as follows:

a.         First, to satisfy all liabilities of the Company and to pay all expenses of liquidation;

b.         Second, to the creation of any reserves which the Manager deems reasonably necessary to meet any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company; and

c.         Third, to the members of the Company in accordance with their positive capital account balances.

11.         Miscellaneous.

11.1.         Amendments; Waivers. No amendment, modification, or waiver of any provision of this Agreement shall be binding unless in writing and signed by the party against whom the operation of such amendment, modification, or waiver is sought to be enforced. No delay in the exercise of any right shall be deemed a waiver thereof, nor shall the waiver of a right or remedy in a particular instance constitute a waiver of such right or remedy generally.

11.2.         Notices. Any notice or document required or permitted to be given under this Agreement may be given by a party or by its legal counsel and shall be deemed to be given (i) one day after the date such notice is deposited with a commercial overnight delivery service with delivery fees paid, or (ii) on the date transmitted by facsimile or electronic mail with transmission acknowledgment, to the principal business address of the recipient or such other address or addresses as the parties may designate from time to time by notice satisfactory under this section. A copy of any notice shall be sent to Markley S. Roderick, Esquire, 1810 Chapel Avenue West, Third Floor, Cherry Hill, NJ 08002-4609 FAX (856) 661-1919, mark.roderick@flastergreenberg.com, provided that such copy shall not itself constitute notice.

11.3.         Governing Law. This Agreement shall be governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws. Each Member hereby (i) consents to the personal jurisdiction of the Delaware courts or the Federal courts located in Delaware, (ii) agrees that all disputes arising from this Agreement shall be prosecuted in such courts, (iii) agrees that any such court shall have in personam jurisdiction over such Member, (iv) consents to service of process by notice sent by regular mail to the address set forth on Schedule A and/or by any means authorized by Delaware law, and (v) if such Member is not otherwise subject to service of process in Delaware, agrees to appoint and maintain an agent in Delaware to accept service, and to notify the Company of the name and address of such agent.

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11.4.         Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed to be a fully-executed original.

11.5.         Signature by Facsimile or Email. An original signature transmitted by facsimile or email shall be deemed to be original for purposes of this Agreement.

11.6.         No Third Party Beneficiaries. Except as otherwise specifically provided in this Agreement, this Agreement is made for the sole benefit of the parties. No other persons shall have any rights or remedies by reason of this Agreement against any of the parties or shall be considered to be third party beneficiaries of this Agreement in any way.

11.7.         Binding Effect. This Agreement shall inure to the benefit of the respective heirs, legal representatives and permitted assigns of each party, and shall be binding upon the heirs, legal representatives, successors and assigns of each party.

11.8.         Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not deemed a part of the context hereof.

11.9.         Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

11.10.       Days. Any period of days mandated under this Agreement shall be determined by reference to calendar days, not business days, except that any payments, notices, or other performance falling due on a Saturday, Sunday, or federal government holiday shall be considered timely if paid, given, or performed on the next succeeding business day.

11.11.       Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to its subject matter and supersedes all prior agreements and understandings.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

YOBI VENTURES, LLC

By: Yobi Capital Fund Corporation, Manager

By

YOBI CAPITAL FUND CORPORATION

By

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